UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) January 22, 2014

KLEANGAS ENERGY TECHNOLOGIES, INC. (Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation	333-176820 (Commission File Number)	45-53499508 (IRS Employer Identification No.)

3001 N. Rocky Pt. RD. Suite 200 Tampa, Florida (Address of principal executive offices)	33771 (Zip Code)

(888)720-0806 Registrant's telephone number, including area code

__________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 3. SECURITIES AND TRADING MATTERS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

Effective on February 28, 2014, the Board of Directors authorized the execution of that certain share exchange agreement dated November 15, 2013 and as amended December 18, 2013 (the "Share Exchange Agreement") with Green Day Technologies Inc., a Florida corporation ("Green Day"), pursuant to which the shareholders of Green Day (the "Green Day Shareholders") were to tender their shares of common stock to the Company in exchange for the issuance by the Company of its shares of restricted common stock on the basis of one share of common stock of Green Day for seventeen (17) shares of common stock of the Company and their shares of preferred stock to the Company in exchange for the issuance by the Company of a corresponding share on a one to one basis of either its Series A, B, C or D preferred stock (the "Exchange"). The Board of Directors has determined that the effective date for consummation of the Share Exchange Agreement and the Exchange is January 22, 2014.

Therefore, effective January 22, 2014, the Board of Directors approved the issuance of the shares of common stock and preferred stock to the Green Day Shareholders in accordance with the terms and provisions of the Share Exchange Agreement. The shares of common stock were issued at $0.001 per share. The shares of common stock were issued to the Green Day Shareholders in reliance on Section 4(2) promulgated under the United States Securities Act of 1933, as amended (the “Securities Act”). The securities have not been registered under the Securities Act or under any state securities laws and may not be offered or sold without registration with the United States Securities and Exchange Commission or an applicable exemption from the registration requirements.

SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements of Business Acquired.

Not applicable.

(b) Pro forma Financial Information.

Not applicable.

(c) Shell Company Transaction.

Not applicable.

(d) Exhibits.

Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: April 8, 2014	Kleangas Energy Technologies Inc.
/s/Bo Linton
By: Bo Linton
Its: CEO